                                                                    Exhibit 99.1


[GRAPHIC OMITTED - BERRY PLASTICS         [GRAPHIC OMITTED - KERR LOGO]
         CORPORATION LOGO]



                                  PRESS RELEASE

                                  -------------

BERRY PLASTICS CORPORATION AGREES TO ACQUIRE KERR GROUP, INC.

EVANSVILLE, INDIANA, MAY 6, 2005 - Berry Plastics Corporation ("Berry") today announced that it has entered into a definitive agreement to acquire Kerr Group, Inc. ("Kerr") for $445 million, including repayment of existing indebtedness. The transaction is scheduled to close in the second quarter of 2005 and is subject to customary closing conditions.

Ira Boots, President and CEO of Berry Plastics Corporation, stated "The acquisition of Kerr is a continuation of Berry's quest to offer full product breadth of plastic packaging to our customers. Our customers, employees and investors will benefit from the combination of these two outstanding companies. Kerr's products fill in the gaps of our closure product line while enhancing our product offering with vials, bottles and tubes. The highly skilled and dedicated employees from Kerr will add skills and depth to the vision and talent of Berry."

Kerr's headquarters and technical center are based in Lancaster, Pennsylvania, and it operates eight strategically located domestic facilities supporting North American customers. Kerr manufactures injection, compression, blow and extrusion molded plastic packaging for pharmaceutical, nutritional, food, beverage and personal care markets. Excellent customer service combined with creative market leading products have led to Kerr's success.

Richard Hofmann, President and CEO of Kerr commented, "The combination of Kerr and Berry brings together two very good companies and provides Kerr with better access to international markets for its proprietary products."

"The addition of Kerr's leading positions in closures, bottles and tubes to Berry will enhance Berry's offering to its customers. The combined closure business of Kerr and Berry will instantly create a leading franchise across all major closure categories," stated Joe Gleberman, Chairman of the Board of Berry.

David Lorsch, a Principal of Fremont Partners, which is Kerr's majority shareholder, stated, "Fremont is pleased that the transition of our alliance with Kerr management to an industry leader will result in a great win for Kerr's shareholders, customers, management and employees."

Berry's financial advisors were Goldman, Sachs & Co. and JPMorgan. Affiliates of Goldman Sachs & Co. and JPMorgan have also committed to provide the financing necessary to consummate the acquisition. Deutsche Bank and Sagent Advisors served as financial advisors to Kerr.

The acquisition will be funded with additional senior secured debt. On a proforma basis, Berry's total company leverage is expected to be similar to Berry's total company leverage after Goldman Sachs and JPMorgan acquired Berry in July 2002 and after Berry's acquisition of Landis Plastics in November 2003. Berry will discuss additional details regarding the acquisition of Kerr on its first quarter earnings conference call currently scheduled for Wednesday, May 11, 2005 at 11:00 eastern time.

Berry Plastics Corporation, a portfolio company of Goldman Sachs Capital Partners and JP Morgan Partners, is a leading manufacturer and marketer of injection-molded and thermoformed plastic open-top containers, aerosol overcaps, closures, drink cups, and housewares. The company is headquartered in Evansville, Indiana, and, together with its subsidiaries, has plants in Chicago, Illinois; Baltimore, Maryland; Charlotte, North Carolina; Chicago Ridge, Illinois; Henderson, Nevada; Iowa Falls, Iowa; Lawrence, Kansas; Milan, Italy; Monroeville, Ohio; Norwich, England; Phoenix, Arizona; Richmond, Indiana; Streetsboro, Ohio; Suffolk, Virginia; Syracuse, New York; Woodstock, Illinois; and Mexico City, Mexico.

Kerr designs and manufactures highly-engineered, proprietary, injection and compression molded plastic closures and containers that incorporate functional features such as child-resistance and tamper-evidence, as well as plastic squeeze tubes. Kerr is a recognized market leader in technological innovation and proactively works with its customers to design and manufacture closures, containers, and tubes to serve specific product needs. In the pharmaceutical market, Kerr partners with its customers in designing packaging which meets or exceeds regulatory requirements. Fremont Partners is currently Kerr's majority shareholder. Fremont Partners acquired its interest in Kerr in 1997, before which Kerr was publicly held.

Fremont Partners is a San Francisco-based private equity firm focused solely on investments in middle market companies. Typically, Fremont Partners makes substantial equity investments in operating companies with enterprise values up to $1 billion, looking to deploy a minimum of $75 million in each transaction. Fremont Partners invests across a diverse range of industries, including food and consumer products, healthcare and medical devices, building products, business services, specialty packaging, specialty finance, and industrial manufacturing. Fremont Partners has invested over $1 billion in 18 primary acquisitions, representing a total transaction value of approximately $4 billion.

                                   # # #

--------------------------------------------------------------------------
Berry Plastics Corporation:    Ira Boots              Tel.: (812) 424-2904
--------------------------------------------------------------------------
Kerr Group, Inc.:              Richard Hofmann        Tel.: (800) 367-1876
--------------------------------------------------------------------------


Certain statements and information included in this release may constitute "forward looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Plastics to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the companies' SEC filings. The companies do not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.